Exhibit 99.1

B&G Foods Sells B&M and Joan of Arc Brands to McCall Farms

PARSIPPANY, N.J., October 13, 2026 — B&G Foods, Inc. (NYSE: BGS) announced today that it has sold the B&M brand of baked beans and brown bread and the Joan of Arc brand of kidney, chili and other canned beans to McCall Farms, Inc.

“The sale of the B&M and Joan of Arc brands is another step in our efforts to simplify our portfolio, focus on our core brands and strengthen our balance sheet,” said Robert D. Mills, President and Chief Executive Officer of B&G Foods. “We remain focused on taking actions that support profitable growth and reduce leverage. We believe McCall Farms is the right owner for these brands going forward.”

B&G Foods intends to use the net proceeds from the sale to repay long-term debt.

The terms of the transaction were not disclosed.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 45 brands you know and love, including B&G, Bear Creek, College Inn, Cream of Wheat, Crisco, Dash, Kitchen Basics, Las Palmas, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expected use of the net proceeds from the sale and the taking of actions that support profitable growth and reduce leverage. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that could cause actual results to differ materially include the risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in B&G Foods’ most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Anna Kate Heller	Matt Lindberg
bgfoodsIR@icrinc.com	matthew.lindberg@icrinc.com